Exhibit 99.11

INDEX TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

CONTENTS    PAGES

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

BALANCE SHEETS
(In Renminbi "RMB")

		As of December 31,
	Notes	2012	2013
		(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents		145,694,997	65,670,138
Accounts receivable, net of allowance for
doubtful accounts of nil as of December 31, 2012 and 2013		94,403,136	84,908,028
Inventories	3	26,027,790	29,623,999
Prepaid expenses		2,728,013	42,187,815
Other receivables		19,209	300,253

Total current assets		268,873,145	222,690,233

Property and equipment, net	4	120,469,663	95,525,003
Rental deposits		1,900,530	1,600,530
Deferred tax assets	7	12,711,485	3,691,963

TOTAL ASSETS		403,954,823	323,507,729

LIABILITIES AND OWNERS' EQUITY
Current liabilities
Accounts payable		15,739,152	17,317,025
Amounts due to related parties	8	214,464	-
Accrued expenses and other payables	5	53,754,716	33,833,370
Income tax payable		7,612,548	963,773
Current portion of long-term debt	6	40,000,000	-
Dividend payable	8	44,565,000	-

Total current liabilities		161,885,880	52,114,168

Total liabilities		161,885,880	52,114,168

Commitments and contingencies	9

Owners' equity
Paid-in capital		112,220,000	112,220,000
Additional paid-in capital		2,831	2,831
Statutory reserves		30,394,255	38,406,843
Retained earnings		99,451,857	120,763,887

Total owners' equity		242,068,943	271,393,561

TOTAL LIABILITIES AND OWNERS' EQUITY		403,954,823	323,507,729

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

STATEMENTS OF COMPREHENSIVE INCOME
(In Renminbi "RMB")

		Years ended December 31,
	Notes	2011	2012	2013
			(unaudited)	(unaudited)

Net Revenues		324,226,085	297,590,475	246,830,646
Cost of sales		(160,961,379)	(158,218,979)	(128,650,195)
Gross profit		163,264,706	139,371,496	118,180,451

Operating expenses:
Selling expenses		(10,204,289)	(8,790,848)	(8,203,640)
General and administrative expenses		(10,419,761)	(8,671,105)	(8,807,371)

Total operating expenses		(20,624,050)	(17,461,953)	(17,011,011)

Income from operations		142,640,656	121,909,543	101,169,440

Other income (expense):
Interest income		839,988	1,657,274	557,445
Interest expense	6	(7,249,381)	(5,427,319)	(2,563,555)
Foreign exchange gain		206,632	66,300	164,733
Other income		601,000	950,000	153,332
Total other expense, net		(5,601,761)	(2,753,745)	(1,688,045)

Income before income tax expense		137,038,895	119,155,798	99,481,395
Income tax expense	7	(8,531,016)	(16,055,364)	(20,156,777)

Net income		128,507,879	103,100,434	79,324,618

Other comprehensive income, net of tax		-	-	-

Comprehensive income		128,507,879	103,100,434	79,324,618

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

STATEMENTS OF CHANGES IN OWNER'S EQUITY
(In Renminbi "RMB")

	Additional			Total
	Paid-in	paid-in	Statutory	Retained	owner's
	capital	capital	reserves	earnings	equity

Balance as of January 1, 2011 (unaudited)	112,220,000	2,831	6,999,476	114,800,879	234,023,186
Net income	-	-	-	128,507,879	128,507,879
Transfer to statutory reserves	-	-	12,980,594	(12,980,594)	-
Dividend distribution	-	-	-	(73,562,556)	(73,562,556)

Balance as of December 31, 2011	112,220,000	2,831	19,980,070	156,765,608	288,968,509

Balance as of January 1, 2012	112,220,000	2,831	19,980,070	156,765,608	288,968,509
Net income	-	-	-	103,100,434	103,100,434
Transfer to statutory reserves	-	-	10,414,185	(10,414,185)	-
Dividend distribution	-	-	-	(150,000,000)	(150,000,000)

Balance as of December 31, 2012 (unaudited)	112,220,000	2,831	30,394,255	99,451,857	242,068,943

Balance as of January 1, 2013	112,220,000	2,831	30,394,255	99,451,857	242,068,943
Net income	-	-	-	79,324,618	79,324,618
Transfer to statutory reserves	-	-	8,012,588	(8,012,588)	-
Dividend distribution	-	-	-	(50,000,000)	(50,000,000)

Balance as of December 31, 2013 (unaudited)	112,220,000	2,831	38,406,843	120,763,887	271,393,561

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

STATEMENTS OF CASH FLOWS
(In Renminbi "RMB")

		Years ended December 31,
	Notes	2011	2012	2013
			(unaudited)	(unaudited)
Cash flows from operating activities:

Net Income		128,507,879	103,100,434	79,324,618
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision of inventories		-	4,718,098	2,001,757
Depreciation of property and equipment	4	21,128,467	19,309,530	30,718,665
Deferred income tax expense/ (benefit)	7	(2,525,275)	(5,013,576)	9,019,521

Changes in operating assets and liabilities:
Accounts receivable		(24,480,000)	50,220,864	9,495,108
Inventories		(16,045,234)	16,170,040	(11,683,895)
Prepaid expenses		(1,121,962)	889,796	1,789,157
Due from related parties		(11,534)	302,140	-
Other receivable		-	(19,209)	(281,044)
Rental deposits		(530)	-	300,000
Accounts payable		8,134,135	(10,412,596)	1,577,873
Due to related parties		(576,390)	(140,303)	(214,464)
Accrued expenses and other payables		14,317,004	(1,911,704)	(13,835,414)
Income tax payable		(4,593,360)	5,724,143	(6,648,775)

Net cash provided by operating activities		122,733,200	182,937,657	101,563,107

Investing activities:
Acquisition of property and equipment		(792,182)	(11,969,298)	(47,022,966)
Proceeds from disposal of property and equipment		23,921	-	-

Net cash used in investing activities		(768,261)	(11,969,298)	(47,022,966)

Financing activities:
Dividend paid		(36,045,687)	(142,951,869)	(94,565,000)
Repayments on long-term debt		(30,000,000)	(40,000,000)	(40,000,000)

Net cash used in financing activities		(66,045,687)	(182,951,869)	(134,565,000)

Net (decrease) / increase in cash and cash equivalents		55,919,252	(11,983,510)	(80,024,859)
Cash and cash equivalents at the beginning of the year		101,759,255	157,678,507	145,694,997

Cash and cash equivalents at the end of the year		157,678,507	145,694,997	65,670,138

Supplemental disclosures of cash flow information:
Cash paid during the year:
Income taxes paid		15,649,649	15,344,797	17,786,031
Interest expense paid		7,249,381	5,544,333	2,647,889
Non-cash activities:
Purchase of property and equipment included in
accounts payable and accrued liabilities		12,527	-	-

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

1.	ORGANIZATION AND NATURE OF OPERATIONS

When used in these notes, unless otherwise specified or the context otherwise indicates, all references to the word "Company" refer to Beijing CITIC Scientific Games Technology Co., Ltd. in our financial statements.

Beijing CITIC Scientific Games Technology Co., Ltd. was established by Beijing Kexin Shengcai Investment Co., Ltd. and Scientific Games Worldwide Limited as a Sino-Foreign joint venture in Beijing, the People's Republic of China (the "PRC"), on July 23, 2007.

The Company engages primarily in the manufacturing and sale of lottery tickets and its sole customer is Beijing China Sports Lottery Printing Service Ltd. ("China Sports Lottery").

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, revenue recognition, estimation of sales returns, estimation of allowance for doubtful accounts, lower of cost or market of inventories, valuation allowance of deferred tax assets and useful lives of long-lived assets. Actual results could differ from those estimates.

Foreign currency transactions

The Company's functional and reporting currency is the Renminbi ("RMB").

Transactions denominated in foreign currencies are re-measured into RMB at the exchange rates quoted by the People's Bank of China (the "PBOC") prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are re-measured into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Non-monetary items that are measured in terms of historical cost in a foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Foreign exchange gain and losses are included in net income presented in the statements of comprehensive income.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Fair value measurements of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, amounts due from/to related parties and long-term debt. The carrying amounts of these financial instruments, other than long-term debt, approximate their fair values due to their short-term maturities.

The carrying value of long-term debt approximates its fair value due to the fact that the related interest rate is based on prevailing market interest rates.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less.

Accounts receivable and allowance for doubtful accounts

The Company's sole customer is China Sports Lottery. Accounts receivable from China Sports Lottery are recorded at the invoiced amount, do not bear interest and are due within three months of invoice issuance. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in additional allowances in the future. We determine the allowance based on historical experience, current market trends and China Sports Lottery's ability to pay outstanding balances. Account balances are written off against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote. There were no amounts recorded as allowance for doubtful accounts at December 31, 2012 and 2013, respectively.

Inventories

Inventories consist primarily of raw materials, work-in-progress and finished goods. Inventories are stated at lower of cost or market. Cost is determined using the weighted-average method. Cost of raw materials are based on purchase costs while costs of work-in-progress and finished goods are comprised of direct material and direct labor and an appropriate portion of overhead costs. Inventory provision are recorded to reduce inventory to the lower of cost or market value for obsolete or slow moving inventory based on assumptions about marketability of products, the impact of new product introductions, inventory turns, and specific identification of items, such as product discontinuance.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and equipment

Property and equipment are stated at cost on acquisition date and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Item	Estimated useful life
Machinery	5-10 years
Office equipment and others	3-5 years
Transportation equipment	4 years
Purchased software	3 years
Leasehold improvements	Over the shorter of the estimated useful lives of the assets or the lease terms

Repair and maintenance costs that do not improve or extend the useful lives of the assets are charged to expense as incurred, whereas the cost of major additions or improvements that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of comprehensive income.

Income taxes

Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the statements of comprehensive income in the period that includes the enactment date.

The Company applies Accounting Standards Codification ("ASC") Topic 740-10, Income Taxes: Overall ("ASC 740-10") to account for uncertainty in income taxes. ASC 740-10 requires that an entity recognizes in the financial statements the impact of a tax position, if that position is not more likely than not to be sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than fifty percent likely of being realized on a cumulative probability basis. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of comprehensive income. No unrecognized tax benefits or interest and penalties associated with uncertainty in income taxes were recognized for the years ended December 31, 2011, 2012 and 2013, respectively.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of assets, indicates that the carrying amount of an asset may not be recoverable. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the years presented.

Comprehensive Income

Comprehensive income includes net income. The Company presents the components of net income, the components of other comprehensive income and total comprehensive income in a single continuous statement of comprehensive income.

Revenue recognition

Revenue is recognized only when the following four criteria are met (i) persuasive evidence of an arrangement exists, (ii) lottery tickets have been delivered (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company allows returns of defective and obsolete lottery tickets. Estimates of such sales returns, which reduce net revenues, are based on the Company's historical experience on sales turnover rate, impact of introduction of new products and product discontinuance.

Selling expenses

Selling expenses represent shipping and handling costs which are expensed as incurred.

Leases
The Company enters into operating leases wherein rental payments are expensed on a straight-line basis over their lease terms.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all conditions will be complied with. When the grant relates to an expense item, it is recognized over the periods necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Government grants are recorded as "other income" in the statements of comprehensive income.

Employee Benefits

The Company's full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on certain percentages of the employee' salaries, subject to a certain limit, depending on the location of employment. The total contributions for such employee benefits, which were expensed as incurred, were RMB6,659,090, RMB7,101,122 and RMB8,923,071 for the years ended December 31, 2011, 2012 and 2013, respectively.

Statutory reserves

In accordance with the Regulations on Enterprises with Foreign Investment of China and its Articles of Association, the Company, being a foreign invested enterprise established in the PRC, is required to provide certain statutory reserves, namely the enterprise expansion fund and a staff welfare and bonus fund, both of which are appropriated from net profit as reported in the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the Company for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as dividends.

As a result of the PRC laws and regulations that require annual appropriations of after-tax income to be set aside prior to payment of dividends as statutory reserves, the Company is restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Concentrations of risks

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2012 and 2013, substantially all of the Company's cash and cash equivalents were deposited in financial institutions located in China.

Accounts receivable are unsecured and derived from revenue earned from the Company's sole customer, China Sports Lottery.

Due to the Company's dependence on China Sports Lottery, any negative events or deterioration in our relationship with China Sports Lottery may cause material loss to the Company and have a material adverse effect on the Company's financial condition and results of operations. As of December 31, 2013, there were no past due accounts receivable from China Sports Lottery and no past history of payment default. Therefore, management is of the view that an allowance for doubtful accounts is not necessary for accounts receivable.

Business and economic risks

The Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: changes in the overall demand for services and products from and its customer relationship with its sole customer, China Sports Lottery; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; and regulatory considerations.

Foreign currency exchange rate risk

The Company's exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and transactions with related parties denominated in U.S. dollars.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently issued accounting standards

In March 2013, the FASB issued an authoritative pronouncement related to parent's accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. When a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity, the parent is required to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided.

For an equity method investment that is a foreign entity, the partial sale guidance still applies. As such, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. However, this treatment does not apply to an equity method investment that is not a foreign entity. In those instances, the cumulative translation adjustment is released into net income only if the partial sale represents a complete or substantially complete liquidation of the foreign entity that contains the equity method investment.

Additionally, the amendments in this pronouncement clarify that the sale of an investment in a foreign entity includes both: (1) events that result in the loss of a controlling financial interest in a foreign entity (i.e., irrespective of any retained investment); and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events.

The amendments in this pronouncement are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity's fiscal year of adoption. The Group does not expect the adoption of this guidance will have a material effect on its financial statements.

In July 2013, the FASB issued an Accounting Standard Update ("ASU") which provides guidance on financial statement presentation of an unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB's objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

The amendments in this ASU state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently issued accounting standards

To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Group does not expect the adoption of this guidance will have a material effect on its financial statements.

3.	INVENTORIES

	December 31,
	2012	2013
	(unaudited)	(unaudited)
Raw materials	6,288,581	13,519,702
Parts and work-in-process	8,775,193	9,271,053
Finished goods	15,682,114	19,639,028

Less: provision for the decline in value of inventories	(4,718,098)	(12,805,784)

	26,027,790	29,623,999

The provision for the decline in value of inventories as of December 31, 2013 includes a batch of obsolete tickets that were sold before 2012 and returned by the customer in 2013. As of December 31, 2013, they had not been destroyed. The related sales were fully reserved in 2012 for anticipated sales return with the assumption that the returned tickets had no value to the Company. Accordingly, the recording of an inventory of RMB8,043,825 with a corresponding inventory provision of RMB8,043,825 upon the receipt of the obsolete tickets in 2013 had no impact on the earnings of 2013.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,
	2012	2013
	(unaudited)	(unaudited)
Machinery	163,821,703	172,402,579
Office equipment and others	11,137,523	8,320,329
Transportation equipment	504,700	504,700
Purchased software	1,632,692	1,643,015
Leasehold improvements	21,539,755	21,539,755
Property and equipment, at cost	198,636,373	204,410,378
Less: accumulated depreciation	(78,166,710)	(108,885,375)
Property and equipment, net	120,469,663	95,525,003

Certain machines of the Company with an aggregate carrying value of RMB89,134,307 and RMB74,347,834 as of December 31, 2012 and 2013, respectively, were pledged to secure the loan the Company obtained in 2010 and the loan had been repaid on December 20, 2013(Note 6) but the remove process of the pledge is not completed as of December 31, 2013.

Depreciation expense for the years ended December 31, 2011, 2012 and 2013 was RMB21,128,467, RMB19,309,530 and RMB30,718,665, respectively.

5.	ACCRUED EXPENSES AND OTHER PAYABLES

	December 31,
	2012	2013
	(unaudited)	(unaudited)
Accrued sales return (1)	20,605,963	9,293,487
Accrued rental expense (2)	12,568,490	3,388,725
Accrued selling commission to China Sports Lottery	5,613,424	6,903,764
Other taxes	3,711,042	2,889,035
Accrued payroll and employee benefits	4,657,610	4,339,920
Staff welfare and bonus fund	3,039,426	3,840,685
Other liabilities	3,558,761	3,177,754
	53,754,716	33,833,370

(1)Accrued sales return represents the estimated sales return on a gross basis at the end of each of the respective years assuming products returned had no value to the Company. Movements during the respective years are as follows:

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

5.	ACCRUED EXPENSES AND OTHER PAYABLES - continued

	December 31,
	2012	2013
	(unaudited)	(unaudited)
Balance at January 1	21,023,964	20,605,963
Allowance for sales return made in the year	8,179,615	10,586,274
Utilization of accrued sales return	(8,597,616)	(21,898,750)

Balance at December 31	20,605,963	9,293,487

(2)The Company signed lease agreements with China Sports Lottery from October 1, 2008 to December 31, 2022, and the annual rental expense increases by 15% every 3 years. The balance of accrued rental expense includes the accrued rental expense based on the straight line method. In September, 2013, the Company and China Sports Lottery reached a mutual understanding that the leasing agreement is to be early terminated on June 30, 2015, without penalty charge(Note 9). Therefore, such rental expense decreased significantly as of December 31, 2013.

6.	CURRENT PORTION OF LONG-TERM DEBT

On April 7, 2010, the Company obtained an interest bearing loan from the Bank of Communications which has an annual interest rate equal to the People's Bank of China floating borrowing rate and is due on December 20, 2013 and the Company fully repaid the bank loan on the due date. The floating interest rate of the bank loan ranged from 5.76% to 6.90% for the entire loan periods. The bank loan did not contain any financial covenants and was secured by certain machines of the Company (Note 4). Interest expense on the bank loan for the years ended December 31, 2011, 2012 and 2013 was RMB7,249,381, RMB5,427,319 and RMB2,563,555, respectively.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

7.	INCOME TAX EXPENSE

The PRC enterprise income tax (the "EIT") law applies a uniform 25% EIT rate to both domestic-invested and foreign invested enterprises. However, enterprises that qualify as High and New Technology Enterprise ("HNTE") are entitled to the preferential EIT rate of 15%. In April 2011, the Company obtained the HNTE certificate which was effective retroactively from January 1, 2010, to December 31, 2012. Thus, the Company should be eligible for a preferential EIT rate of 15% retroactive from January 1, 2010 to December 31, 2012. The Company is obligated to complete an annual self-assessment to confirm its continued compliance with the criteria for HNTEs in order to apply the preferential tax rate. The HNTE certificate is valid for three years and the HNTE status is subject to approval and renewal every three years after the initial three-year term. In 2013, the Company has obtained the renewal HNTE which was effective from January 1, 2013 to December 31, 2015. Therefore, the income tax rate used for the current income tax calculation and recognition of deferred income tax expense is 15% in 2013.

Income tax expense consists of:

	December 31,
	2011	2012	2013
		(unaudited)	(unaudited)
Current income tax	11,056,291	21,068,940	11,137,256
Deferred income tax expense(benefit)	(2,525,275)	(5,013,576)	9,019,521
	8,531,016	16,055,364	20,156,777

The tax effects of temporary differences that give rise to the deferred tax asset balances at December 31, 2012 and 2013 are as follows:

	December 31,
	2012	2013
	(unaudited)	(unaudited)
Sales return provision	5,151,491	1,394,023
Accrued rental expense	2,717,002	377,072
Inventory Reserve	1,179,524	1,920,868
Accrued payroll and welfare	945,990	-
Other accrued expense	2,717,478	-
Deferred tax assets, non-current	12,711,485	3,691,963

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

7.	INCOME TAX EXPENSE - continued

The reconciliation of income tax expense computed by applying the statutory income tax rate to pre-tax income is as follows:

	December 31,
	2011	2012	2013
		(unaudited)	(unaudited)
Income tax expense at statutory
income tax rate of 25%	34,259,724	29,788,950	24,870,349
Expenses not deductible for tax	75,641	187,424	149,974
Effect of preferential tax rate	(13,552,609)	(11,915,580)	(9,948,140)
Effect of tax refund
for previous year	(10,709,354)	-	-
Effect of tax rate change on
deferred tax assets	(1,010,110)	(2,005,430)	5,084,594
Others	(532,276)	-	-
Income tax expense	8,531,016	16,055,364	20,156,777

8.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of related parties	Relationship with the Company

Scientific Games Corporation ("SGC")	Parent company of SGWW
Beijing Kexin Shengcai Investment Co., Ltd.	51% investor of the Company
Scientific Games Worldwide Ltd. ("SGWW")	Wholly-owned subsidiary of SGC and 49% investor of the Company
Scientific Games (China) Co., Ltd.	Wholly-owned subsidiary of SGWW
Scientific Games International	Wholly-owned subsidiary of SGC

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

8.	RELATED PARTY TRANSACTIONS - continued

(a)	Related party transactions

The Company's related party transactions are all incurred in the normal course of conducting its business. A summary of these transactions for the years ended December 31, 2011, 2012 and 2013 is as follows:

	December 31,
	2011	2012	2013
		(unaudited)	(unaudited)
Receiving technology service from:
Scientific Games International	1,418,514	1,407,021	1,130,446

Providing warehouse service to:
Scientific Games (China) Co., Ltd.	10,000	-	-

(b)	Related party balances

The Company had the following related party balances as of December 31, 2012 and 2013:

	December 31,
	2012	2013
	(unaudited)	(unaudited)
Due to related parties:
Scientific Games International	241,464	-
	241,464	-

Dividend payable:
Beijing Kexin Shengcai Investment Co., Ltd.	30,600,000	-
Scientific Games Worldwide Ltd.	13,965,000	-
	44,565,000	-

All balances with related parties are unsecured, interest-free and repayable on demand.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013
(In Renminbi "RMB")

9.	COMMITMENTS AND CONTINGENCIES

i    Operating lease as lessee

The Company has entered into leasing arrangements with China Sports Lottery for its manufacturing facility and warehouse and also leases office premises from a third party. Payments made under operating leases are expensed on a straight-line basis over the term of the lease. Rental expenses under operating leases for the years ended December 31, 2011, 2012 and 2013 were RMB13,565,938 , RMB13,235,544 and RMB12,243,156 respectively.

The lease agreements' periods were originally from October 1, 2008 to December 31, 2022. In September 2013, the Company and China Sports Lottery reached a mutual understanding that the leasing agreements is to be early terminated on June 30, 2015, without penalty charge. Future minimum lease payments for non-cancellable operating leases as of December 31, 2013 are as follows:

Year ending	Amount
2014	10,792,796
2015	5,088,829
2016	-
2017	-
2018 and thereafter	-
15,881,625

ii    Purchase obligations

The Company entered into an agreement with printer provider TRESU to purchase printing machine. RMB41,248,959 has been paid in 2013 for the purchase of the machine, which was recorded as prepaid expense as of December 31, 2013. The future minimum purchase obligations payments under non-cancellable purchase agreement as of December 31, 2013 are approximately as follows:

Year ending	Amount
2014	21,291,398
2015	7,097,133
28,388,531

10.	SUBSEQUENT EVENTS

We have evaluated the events subsequent to December 31, 2013 through April 30, 2014, which represents the date the financial statements were available to be issued, and noted no subsequent events requiring disclosure.